Exhibit 107
Calculation of Filing Fee Tables

S-8

Vail Resorts, Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock (par value $0.001 per share) to be issued under the Vail Resorts, Inc. 2024 Omnibus Incentive Plan	Rule 457(c) and Rule 457(h)	1,500,000	$178.59	$267,885,000.00	0.0001531	$41,013.19
				Total Offering Amounts:		$267,885,000.00		$41,013.19
				Total Fee Offsets:				$0.00
				Net Fee Due:				$41,013.19

Offering Notes
(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable under the Vail Resorts, Inc. 2024 Omnibus Incentive Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant's outstanding shares of common stock.
(2) Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering per share is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low prices per share of common stock of the Registrant as reported on the New York Stock Exchange on December 3, 2024, which date is within five business days prior to filing this Registration Statement.